April 15, 2015

Mr. Ian C. Strachan
[address]
[address]
[address]
[address]

Dear Mr. Strachan,

This employment agreement between you and Transocean Ltd. (the “Agreement”) sets forth the terms and conditions of your employment arrangement with Transocean Ltd.

1.	Term: Your employment with Transocean commenced on February 16, 2015.

2.	Title: Interim Chief Executive Officer of Transocean Ltd.

3.	Reporting: You report to the Board of Directors of Transocean Ltd.

4.	Remuneration and Other Benefits:

a)
Base Salary: Your monthly gross base salary (“Base Salary”) is $235,000, and will be paid on Transocean’s monthly Swiss payroll on the last banking day concurrent with or prior to the last day of each month.

b)	Performance Award and Cash Bonus Plan of Transocean Ltd.: You will not participate in, or receive any award granted under, the Performance Award and Cash Bonus Plan of Transocean.

c)	Long-Term Incentive Plan of Transocean Ltd. (LTIP): You will not participate in, or receive any award granted under, the LTIP.

d)	Board Compensation: Notwithstanding the foregoing, compensation for your services as the Chairman of the Board of Directors of Transocean Ltd. will remain unchanged by your employment with Transocean.

5.	Expatriate Allowances: You will not be eligible for expatriate allowances or reimbursements provided to non-U.S. based expatriates.

6.	Tax Preparation and Payment: You are responsible for payment of any taxes and the preparation and filing of any tax returns required pursuant to your employment with Transocean.

7.
Tax Treatment: Transocean makes no representations as to the tax treatment, favorable or otherwise, of compensation or benefits provided to you pursuant to your employment with Transocean. The Company undertakes to use commercially reasonable efforts to structure and deliver the compensation and benefits outlined in this Agreement in such a way so as to avoid taxation and penalties under Section 409A of the United States Internal Revenue Code (“Section 409A”). Notwithstanding the foregoing, Transocean shall not be responsible for any adverse tax consequences to which you may be subject, including any taxation or other penalties under Section 409A.

8.
Deductions: Transocean will deduct from any compensation and benefit pursuant to this Agreement the applicable employee contributions to social security schemes, pension fund as well as applicable taxes and withholding, if any, payable by you in accordance with the applicable laws and regulations.

9.
Working Time: You are employed on a full-time basis. You shall dedicate full time, attention and energy to the business of Transocean. Any overtime work or additional tasks performed by you are fully compensated by your Base Salary.

10.	Vacation: You are eligible for 20 vacation days per year.

11.	Visa: You are required to cooperate with Transocean in order to obtain the required work visa other employment-related permits, if any.

12.
Employment Regulations: In addition to these terms and conditions, you are subject to Transocean’s policies, procedures and practices, as from time-to-time issued and applicable for Transocean’s employees and which may be modified from time to time by Transocean. You confirm receipt of the following documents and understand their content:

Employee Patent and Secrecy Agreement
Transocean Code of Integrity
Transocean Executive Stock Ownership
Transocean Insider Trading Policy

13.	Termination: Either party may terminate the Agreement at any time by giving one month’s written advance notice, with effect as of any calendar day.

14.	Severance Pay: You will not be eligible for severance pay or other benefits pursuant to the Executive Severance Policy.

15.
Shareholder Approval. Required by applicable Swiss law and the Company's articles of association, be subject to shareholder approval at a general meeting of shareholders. For the avoidance of doubt, the compensation pursuant to this Agreement for services during the Company’s 2015 fiscal year is not subject to shareholder approval.

16.
Confidentiality: Except in the proper performance of your duties or with the written consent of Transocean, you shall not during the employment nor at any time thereafter disclose to any person or use for your own purpose or that of others and shall during the employment use your best endeavors to prevent the publication or disclosure of any information of a private, confidential or secret nature concerning the business or affairs of Transocean or of any person having dealings with Transocean and which comes to your knowledge during the course of or in connection with your employment.

17.	Data Protection: You agree that Transocean may forward to its affiliated companies in Switzerland and abroad your data for processing purposes.

18.
Severability: If any provision of this Agreement shall be determined or held to be invalid, illegal or unenforceable, including if such invalidity, illegality or unenforceability is due to the Swiss Federal Ordinance Against Excessive Compensation in Public Corporations (the “Ordinance”), the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby. The parties shall negotiate in good faith, to the extent possible, a provision or provisions that are economically similar to the provision or provisions determined or held to be invalid, illegal or unenforceable, including such invalidity, illegality or unenforceability due to the Ordinance, taking into account the intentions of the parties at the date of this Agreement, it being understood that failure of an agreement on such replacement provisions shall not in any way affect the validity, legality and enforceability of the remaining provisions of this Agreement.

19.
Applicable Law and Jurisdiction: This Agreement shall be governed by and construed in accordance with the laws of Switzerland, in particular the Swiss Code of Obligations, to the exclusion of any international treaties. The place of jurisdiction for any and all disputes arising out of or in connection with this Agreement shall be as follows: (i) For lawsuits initiated by you, the competent courts of the Canton of Geneva; and (ii) for lawsuits initiated by Transocean, the competent courts at your domicile.

Please confirm your understanding and acceptance of the above terms and conditions by signing and returning to us a copy of this Agreement.

Sincerely,

Transocean Ltd.

/s/ Lars Sjobring                            April 15, 2015
Lars Sjobring                                Date
Senior Vice President and General Counsel

Accepted and Agreed:

/s/ Ian C. Strachan                            April 15, 2015
Ian C. Strachan                            Date
Interim Chief Executive Officer
Transocean Ltd.